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                                 EXHIBIT 1.1.2.

                  PARTIAL RESCISSION AND MODIFICATION AGREEMENT

         THIS PARTIAL RESCISSION AND MODIFICATION AGREEMENT, made this 23 day of November, 2004, by and between MORGAN BEAUMONT, INC., a Nevada corporation ("MBI") on behalf of itself and its shareholders, and PAUL MARSHALL ("Marshall").

                                   WITNESSETH:

         WHEREAS, Marshall is a representative of an alliance of shareholders of Pan American Energy Corporation (PEA), a publicly held corporation; and

         WHEREAS, PEA entered into merger negotiations with MBI; and

         WHEREAS, a part of the consideration to the then shareholders of MBI (the Original Shareholders) to consent to the merger of MBI and PEA, Marshall agreed to pay $3,000,000 to MBI to capitalize MBI; and

         WHEREAS, based upon Marshall's entrance into a Promissory Note with a principal balance of $3,000,000, the Original Shareholders consented to the merger of MBI and PEA, with MBI the surviving corporation and with the Original Shareholders receiving 13,000,000 shares of MBI common stock and the Marshall alliance of shareholders of PEA receiving 27,000,000 shares of MBI common stock; and

         WHEREAS, Marshall has paid principal in the amount of $1,800,000 on the Promissory Note but is delinquent in payments on the Promissory Note to the extent of default; and

         WHEREAS, MBI has delivered to Marshall notice of such delinquency under the Promissory Note; and

         WHEREAS, the relative value of the Original Shareholders' shares of MBI has suffered because of the delinquent payments of the Promissory Note; and

         WHEREAS, Marshall's default under the Promissory Note would entitle the Original Shareholders and MBI to rescind the merger; and

         WHEREAS, the parties hereto desire to partially rescind the merger to attempt to place the Original Shareholders in the economic position that they would have enjoyed had the merger either not been consummated or had been consummated as intended; and

         WHEREAS, as a partial rescission of the merger, Marshall has agreed to deliver to the Original Shareholders a total of 1,000,000 free trading shares of MBI stock acquired by the PEA shareholders in the merger, which will be divided pro-rata by the Original Shareholders based upon their pre-merger stock ownership of MBI, and

         WHEREAS, in consideration of Marshall's failure to yet complete his obligations related to the merger, the parties hereby agree to establish a merger escrow fund of MBI common stock to ensure Marshall's performance of his obligations related to the merger; and

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         WHEREAS, MBI and Marshall have agreed to modify the Promissory Note
(such modified Promissory Note shall be referred to herein as the "Note") to provide for extended payment terms on the remaining principal balance of the Note; and

         WHEREAS, in further consideration of and exchange for the Note and the waiver of past penalties and default interest, Marshall has agreed to pledge 2,400,000 shares of common stock of MBI to be used at the discretion of Morgan Beaumont, Inc., subject to Board approval (the "Pledge Shares") as security for the performance of Marshall's obligation under the Note; and

         WHEREAS, in exchange for the partial rescission, the Note and the other terms set forth above, including the Pledged Shares, MBI and the Original Shareholders have agreed to waive the right to fully rescind the merger and to enforce the terms of the original Promissory Note.

         NOW, THEREFORE, the parties hereto agree as follows:

                  13. PARTIAL RESCISSION. Simultaneously with the execution hereof, Marshall shall deliver a certificate representing 1,000,000 shares of freely trading MBI common stock to the stock transfer agent of MBI's choice to be distributed by the transfer agent pro-rata in accordance with pre-merger share ownership to the persons listed on
         Exhibit 1 as Original Shareholders.

                  14. MODIFICATION OF PROMISSORY NOTE. Simultaneously with the execution hereof, Marshall will execute and deliver to MBI a modification of the Promissory Note in the form attached hereto as
         Exhibit 2.

                  15. ESCROW OF PLEDGED SHARES. Simultaneously with the execution hereof, Marshall the parties hereto will execute and deliver the Stock Pledge and Escrow Agreement in the form attached hereto as
         Exhibit 3.

                  16. WAIVER OF RIGHTS. MBI, on behalf of itself and the Original Shareholders, hereby agrees to waive its right to fully rescind the merger of MBI and PEA based upon Marshall's failure to fully fund the capitalization of MBI in a timely manner. The waiver is specific to the funding obligation of Marshall related to the merger and does not compromise any right of rescission by either party hereto for any claims other than Marshall's funding obligation, which may or may not arise either before or after the date hereof and thereby give either party the right to rescind the merger of MBI and PEA.

                  17. NOTICES. Any notices required or permitted to be given hereunder shall be deemed to have been given when given personally, or deposited in the United States mails, certified mail, return receipt requested, postage prepaid, addressed to the party to whom given at the following address:

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                  If to:            Morgan Beaumont, Inc.
                                    2280 Trailmate Drive, Suite 101
                                    Sarasota, FL  34243

                  If to:            Paul Marshall
                                    1West 5720 Old Ocean Blvd
                                    Ocean Ridge, FL  33435

Notification at the above addresses shall be binding upon a party unless written notice of change of address has been given by the party to each other party to the agreement.

                  18. BINDING EFFECT AND BENEFITS. All provisions of this agreement shall be binding upon, and shall inure to the benefit of, and shall be enforceable by and against all the parties hereto, and their respective heirs, legal representatives, successors and assigns. Nothing in this agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations, or liabilities under or by reason of this agreement.

                  19. ASSIGNMENT. This agreement is personal to each of the parties hereto. No party may assign any rights or delegate any obligations hereunder without first having obtained the written consent of each other party.

                  20. AMENDMENT. No change, modification, or amendment of this agreement shall be valid or binding upon any party hereto unless expressed in a writing signed by the party against whom the same is sought to be enforced.

                  21. NO WAIVER. The failure of any party to insist upon strict performance of any obligation hereunder shall not be a waiver of such party's right to demand strict compliance of that or any other obligation in the future. No custom or practice of the parties at variance with the terms hereof shall constitute a waiver, nor shall any delay or omission of a party to exercise any rights arising from a default impair the party's right as to said default or to any subsequent default.

                  22. CONSTRUCTION. This agreement shall be interpreted, whether as to validity, capacity, performance, or remedy, according to the internal substantive laws of the State of Florida. Time is of the essence of this Agreement. Titles or captions of articles and paragraphs contained in this agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this agreement or the intent of any provisions hereunder. Whenever required by the context, the singular number shall include the plural, the plural the singular, and the masculine and neuter gender shall include all genders. If any provision of this agreement shall be determined to be unenforceable, the balance of the agreement shall remain in full force and effect, and be interpreted as if those such provisions had never been contained in the agreement. This agreement may be executed in multiple copies, each of which shall for all purposes constitute one agreement, binding upon the parties.

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                  23. INTEGRATION. This agreement contains the entire agreement of the parties and supersedes all negotiations, tentative agreements, representations, commitments, or arrangements made prior to the date hereof. All prior agreements are merged into this agreement and all representations and warranties, whether oral or written, are hereby disclaimed and disavowed unless expressly reiterated in this agreement.

                  24. REMEDIES CUMULATIVE. The remedies of the parties under this agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled.

                  25. VENUE. Venue of any action brought to interpret or enforce this agreement shall lie exclusively in the County of Sarasota, Florida, if the action is brought in the courts of the State of Florida; and if brought in the courts of the United States of America, in the Middle District of Florida, Tampa Division.

                  26. FURTHER ASSURANCES. Each of the parties hereto will execute, acknowledge, and supply such further documents, instruments, and assurance as shall be reasonably necessary or appropriate in order to carry out the full intent and purposes of this agreement.

                  27. INDEMNIFICATION. Each party hereto agrees to protect, indemnify, defend and save harmless the other party hereto from and against any and all liability, expense or damage of any kind or nature, and from any suits, claims or demands, including reasonable legal fees and expenses, on account of any matter or thing, whether in suit or not, arising out of the party's breach or violation of any provision of this agreement. This duty to indemnify shall survive the execution and the closing of this agreement.

                  28. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this agreement and in any certificates delivered pursuant thereto shall survive the Closing Date and shall remain in full force and effect thereafter for a period of five years after the Closing Date, regardless of any investigation at any time made by, or on behalf of, the party to whom the representation or warranty has been given. In order to assert against any party hereto the existence of a misrepresentation or breach of warranty, and obtain indemnification therefor, such breach must be asserted in writing to the party or parties against which asserted no later than the end of the survival period with respect thereto as set out above.

                  29. SATISFACTION REQUIREMENT. If any agreement, certificate or other right or any action taken or to be taken is by the terms of this agreement required to be satisfactory to a party, the determination of such satisfaction shall be made by the party in its sole and exclusive judgment exercised in good faith.

                  30. FORCE MAJEURE. No party will be liable to the other for its failure to perform or for delay in the performance of its obligations to the extent such failure or delay results from causes beyond its reasonable control, such as acts of God, fires, explosions, wars or other hostilities, insurrections, revolutions, terrorist acts, earthquakes, hurricanes and wind storms, floods, epidemics or quarantine restrictions, unforeseeable governmental restrictions or controls, or transportation embargoes or interruptions. However, if a party is prevented from performing its obligations because of such extraordinary circumstances for a period of 30 consecutive days, the other party may terminate this Agreement immediately upon notice to the other.

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         31. ATTORNEY'S FEES. In any action to enforce the terms of this
Agreement, the prevailing party shall be entitled to collect a reasonable attorneys' fee from the non-prevailing party.

         IN WITNESS WHEREOF, this Partial Rescission and Modification Agreement has been executed as of the date first above written.

                                                MORGAN BEAUMONT, INC.



                                          By:
                                                --------------------------------
                                                As its Chief Executive Officer



                                                --------------------------------
                                                PAUL MARSHALL

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